ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                          HAND BRAND DISTRIBUTION, INC.


The undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation pursuant to Section 607.10025 of the Florida Business Corporation Act:

            FIRST:  The name of the corporation is HAND BRAND DISTRIBUTION, INC.

            SECOND: Each share of the Corporation's outstanding common stock, $.001 par value per share, shall be and they are hereby automatically changed (without any further act) into one-eighth (1/8) share of common stock, $.001 par value per share.

            THIRD: The forgoing reverse stock split shall be accomplished in the following manner:

                    a. All certificates representing issued shares which are in existence as of the close of business on January 15, 2002 (the "Record Date") shall thereafter, without any further action being taken, represent one-eighth (1/8) the number of shares as they theretofore represented. In lieu of fractional shares, each shareholder shall receive the next whole number of shares to which he shall be entitled as a result of the foregoing reverse stock split.

                    b. The appropriate officers of the Corporation are authorized and directed as soon as practicable after the close of the business on the Record date, to notify each shareholder of record as of the close of the business on the Record Date to turn in their certificates in exchange for new certificates representing the Corporation's common stock to which they shall be entitled pursuant to the foregoing reverse stock split.

                    c. The Board of Directors of the Corporation or any executive committee thereof is empowered to adopt further rules and regulations concerning the foregoing reverse stock split and to appropriately adjust any options, warrants or other securities which are convertible into shares of the Corporation's Common Stock as they deem to be fair and equitable and in the best interests of the Corporation and in accordance with Section 607.10025, Florida Business Corporation Act on January 11, 2002

FOURTH The date of the adoption of the amendment by all of the Directors of the Corporation was January 11, 2002. Pursuant to Section 607.10025, no Shareholder approval is required.

FIFTH:        This amendment shall be effective on January 15, 2002.

    Date: January 11, 2002


---------------------------
    John M. Taggart
    President